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                                                                      EXHIBIT 12

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
             AND CALCULATION OF EARNINGS TO TOTAL FIXED CHARGES AND
                        PREFERRED DIVIDEND REQUIREMENTS
                                 (IN MILLIONS)

                                                       YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------
                                            1999       1998      1997      1996       1995
                                           -------    ------    ------    -------    ------
Earnings:
Income (loss) from continuing
  operations.............................  $ 232.9    $(97.6)   $ 11.9    $  66.4    $(130.7)
Add (deduct):
  Adjustment for distributions in excess
     of (less than) undistributed equity
     earnings and losses(a)..............     (3.1)      1.1       2.1       (0.8)     (0.7)
  Income taxes (benefits)................    136.8     (62.4)      7.6       44.3     (46.6)
                                           -------    ------    ------    -------    ------
                                             366.6    (158.9)     21.6      109.9    (178.0)
                                           -------    ------    ------    -------    ------
Fixed Charges:
  Interest and other financial charges...     84.8     125.8     133.2      169.0     175.2
  Interest factor attributable to
     rentals(b)..........................     17.3      15.1      17.7       15.8      16.0
                                           -------    ------    ------    -------    ------
                                             102.1     140.9     150.9      184.8     191.2
                                           -------    ------    ------    -------    ------
Earnings, as adjusted, from continuing
  operations.............................  $ 468.7    $(18.0)   $172.5    $ 294.7    $ 13.2
                                           =======    ======    ======    =======    ======
Fixed Charges:
  Fixed charges above....................  $ 102.1    $140.9    $150.9    $ 184.8    $191.2
  Interest capitalized...................       --        --       1.1        1.1       2.9
                                           -------    ------    ------    -------    ------
     Total fixed charges.................    102.1     140.9     152.0      185.9     194.1
Dividends on preferred stock
  (pre-income tax basis)(c)..............       --        --        --         --      23.4
                                           -------    ------    ------    -------    ------
     Total fixed charges and preferred
       dividend requirements.............  $ 102.1    $140.9    $152.0    $ 185.9    $217.5
                                           =======    ======    ======    =======    ======
Ratios:
  Earnings, as adjusted, from continuing
     operations to total fixed
     charges(d)..........................     4.59        --      1.13       1.59        --
                                           =======    ======    ======    =======    ======
  Earnings, as adjusted, from continuing
     operations to total fixed charges
     and preferred dividend
     requirements(d).....................     4.59        --      1.13       1.59        --
                                           =======    ======    ======    =======    ======

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Notes:
a) The adjustment for distributions in excess of (less than) undistributed equity earnings and losses represents the adjustment to income for companies in which at least 20% but less than 50% equity is owned.

b) One-third of rental expense is deemed to be representative of the interest factor in rental expense.

c) The dividend requirements on preferred stock have been determined by adding to the total preferred dividends an allowance for income taxes, calculated at the effective income tax rate.

d) No ratios are shown for those periods in which earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends. As a result of the net loss incurred for the year ended December 31, 1998, earnings were inadequate to cover fixed charges and preferred stock dividends by $158.9 million. As a result of the net loss incurred for the year ended December 31, 1995, earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $180.9 million and $204.3 million, respectively.